Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290082

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 18, 2025)

KYIVSTAR GROUP LTD.

6,768,098 COMMON SHARES
7,666,629 COMMON SHARES UNDERLYING WARRANTS

This Prospectus Supplement No. 2 (this “Supplement”) updates, amends and supplements the prospectus dated December 18, 2025 (including any amendments or supplements thereto, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (File No. 333-290082) (as amended, the “Registration Statement”), related to the offer and resale from time to time by the Selling Securityholders of up to 6,768,098 Common Shares and up to 7,666,629 Common Shares that are issuable upon exercise of our outstanding public warrants to purchase one Common Share at an exercise price of $11.50 per share. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

This Supplement is being filed to update, amend and supplement the information previously included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto.

This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement. We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required.

Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “KYIV.” On February 9, 2026, the last reported sale price of our common shares was $12.25 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is February 10, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the Month of February 2026

Commission File Number: 001-42804

Kyivstar Group Ltd.

(Translation of registrant’s name into English)

Unit 517, Level 5

Index Tower

Dubai International Financial Centre (DIFC)

United Arab Emirates

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

On February 10, 2026, Kyivstar Group Ltd. (the “Company”) announced the execution of a securities purchase agreement (the “Definitive Agreement”) by and between Private Joint Stock Company Kyivstar, VEON Holdings B.V., and the selling shareholders of Tabletki.ua: Oleksandr Muravshchyk, Nataliia Muravshchyk, Yurii Savchyn, Volodymyr Osmachko, Ievgen Muravshchyk and Vadym Rohatynskyi, dated February 10, 2026, pursuant to which the Company will acquire 100% of the equity interests of Tabletki.ua, a leading Ukrainian online platform for healthcare products that enables consumers to find, compare, and book medicines and other products at Ukrainian pharmacies.

The Company acquired Tabletki.ua for aggregate consideration of approximately USD 160 million, paid fully in Ukrainian Hryvna in Ukraine. The transaction closed concurrently with the execution of the Definitive Agreement.

EXHIBIT INDEX

The following exhibits are furnished as part of this Form 6-K:

Exhibit	Description
99.1	Press Release, dated February 10, 2026
99.2	Investor Presentation, dated February 10, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 10, 2026	Kyivstar Group Ltd.

	By:	/s/ Boris Dolgushin
		Name:	Boris Dolgushin
		Title:	Chief Financial Officer

 2